UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of issuer as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
2-8 Avenue Charles de Gaulle, L-1653 Luxembourg
Grand Duchy of Luxembourg, R.C.S. Luxembourg: B 72 391
(Address of Principal Executive Offices) (Zip Code)
2009 EQUITY INCENTIVE PLAN
(Full title of the plan)
Kevin J. Wilcox
Chief Administration Officer and General Counsel
Altisource Portfolio Solutions S.A.
2-8 Avenue Charles de Gaulle, L-1653 Luxembourg
Grand Duchy of Luxembourg, R.C.S. Luxembourg: B 72 391
(Name and address of Agent For Service)
(407) 737-5419
(Telephone number, including area code, of agent for service)

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price	registration fee
Common stock, par value $1.00 per share	6,666,667	$2.72	$18,133,334	$1,011.84

[1]	This Registration Statement covers, in addition to the number of shares of Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, common stock, par value $1.00 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and other rights that may be offered or issued pursuant to the Altisource Portfolio Solutions S.A. 2009 Equity Incentive Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

[2]	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of $2.72 per share, representing the book value per share of Common Stock on June 30, 2009 since there is no current market for the Common Stock offered. The number of shares outstanding reflects additional share issuances subsequent to June 30, 2009 made in connection with the Separation described in the Explanatory Note below.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers shares of common stock, par value $1.00 per share (the “Common Stock”), of Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (“Registrant,” “Altisource” or the “Company”), as well as an indeterminate amount of interests, which may be offered or sold pursuant to certain equity plans adopted by the Registrant. The Registrant filed a Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “Commission”) on May 13, 2009, as amended (the “Form 10 Registration Statement”), and has applied to list its Common Stock on The NASDAQ Stock Market LLC under the symbol “ASPS.”
     In November 2008, the Board of Directors of Ocwen Financial Corporation (“Ocwen”) authorized the pursuit of a plan to separate, through a tax free spin-off, the majority of the operations of the knowledge process outsourcing business currently known as the Ocwen Solutions business, into a separate public company (the “Separation”). The Separation is subject to certain conditions including but not limited to confirmation of the tax-free treatment of the spin-off, necessary regulatory approvals, any required lender counterparty consents and final approval by the Ocwen Board of Directors. Given the need to consolidate the businesses that perform Altisource’s operations and the selection of Altisource Portfolio Solutions S.A., Ocwen will incur taxes to the extent that the fair market value of a transferred asset exceeds Ocwen’s basis in such assets in accordance with the Internal Revenue Code. In connection with the Separation, Ocwen will distribute all of the Altisource Common Stock to Ocwen’s shareholders. Ocwen’s shareholders will receive one share of Altisource Common Stock for every three shares of Ocwen common stock held as of the Record Date of the Separation (on an as if converted basis). Assuming final approvals are obtained, Ocwen currently is targeting the Separation to occur on August 10, 2009.
PART I
INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS
     The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the 2009 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference and made a part of this Registration Statement:
          (a) The Company’s Form 10 Registration Statement;
          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the initial filing of the Form 10 Registration Statement referred to in paragraph (a) above; and
          (c) The description of the Company’s Common Stock, par value $1.00 per share, contained in the Company’s Form 10 Registration Statement.
     In addition, all documents that are subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the filing of the Form 10 Registration Statement referred to in paragraph (a) above (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed; except that any document or portion thereof that is furnished to, rather than filed with, the Commission is not incorporated by reference in this Registration Statement.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and the Company’s Articles of Incorporation.
     Altisource is incorporated under the laws of the Grand Duchy of Luxembourg, in the City of Luxembourg.
     Altisource shall indemnify its directors and officers against expenses and costs reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company unless the liability results from their gross negligence or willful misconduct. The Company’s Articles of Incorporation make indemnification of directors and officers and advancement of expenses (except in cases where Altisource is proceeding against an officer or director) to defend claims against directors and officers mandatory on the part of Altisource to the fullest extent allowed by law. Under Altisource’s Articles of Incorporation, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Altisource may obtain such insurance from one or more insurers.
     Altisource also may enter into indemnification agreements with each of its directors and officers to provide for indemnification and expense advancement (except in cases where Altisource is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that Altisource will indemnify each director and officer against claims arising out of such director or officer’s service to Altisource except (i) for any claim as to which the director or officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or officer. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
     The Board of Directors of Altisource (if a majority of the Board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against Altisource.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit Number	Description
3.1
Articles of Incorporation of Altisource Portfolio Solutions S.A. (incorporated by reference to the Company’s Registration Statement on Form 10 filed with the Commission on May 13, 2009, as amended (File No. 001-34354)).

4.1	Form of Certificate of Common Stock.

4.2	2009 Equity Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form 10 filed with the Commission on May 13, 2009, as amended (File No. 001-34354)).

5.1	Opinion of Counsel regarding the legality of the Common Stock.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)
Item 9. Undertakings.
(a)	Rule 415 offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, Georgia on August 7, 2009

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
By:	/s/ William B. Shepro
William B. Shepro, Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William B. Shepro and Robert D. Stiles his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 7, 2009

Name	Title

/s/ William B. Shepro William B. Shepro	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert D. Stiles Robert D. Stiles	Chief Financial Officer (Principal Financial Officer)

/s/ Kevin J. Wilcox Kevin J. Wilcox	Chief Administration Officer and General Counsel

/s/ William C. Erbey William C. Erbey	Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description
3.1
Articles of Incorporation of Altisource Portfolio Solutions S.A. (incorporated by reference to the Company’s Registration Statement on Form 10 filed with the Commission on May 13, 2009, as amended (File No. 001-34354)).

4.1	Form of Certificate of Common Stock.

4.2	2009 Equity Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form 10 filed with the Commission on May 13, 2009, as amended (File No. 001-34354)).

5.1	Opinion of Counsel regarding the legality of the Common Stock.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).